
<ARTICLE>                  5

<PERIOD-TYPE>                                        12-MOS
<FISCAL-YEAR-END>                                    MAR-31-1999
<PERIOD-END>                                         MAR-31-1999
<CASH>                                               440,365
<SECURITIES>                                         721,788
<RECEIVABLES>                                        111,379<F1>
<ALLOWANCES>                                         000
<INVENTORY>                                          000
<CURRENT-ASSETS>                                     000
<PP&E>                                               13,216,007
<DEPRECIATION>                                       000
<TOTAL-ASSETS>                                       31,239,750<F2>
<CURRENT-LIABILITIES>                                000
<BONDS>                                              000
<COMMON>                                             000
<PREFERRED-MANDATORY>                                000
<PREFERRED>                                          000
<OTHER-SE>                                           18,638,911
<TOTAL-LIABILITY-AND-EQUITY>                         31,239,750<F4>
<SALES>                                              000
<TOTAL-REVENUES>                                     2,977,888<F5>
<CGS>                                                000
<TOTAL-COSTS>                                        000
<OTHER-EXPENSES>                                     4,902,512<F6>
<LOSS-PROVISION>                                     000
<INTEREST-EXPENSE>                                   760,130
<INCOME-PRETAX>                                      000
<INCOME-TAX>                                         000
<INCOME-CONTINUING>                                  000
<DISCONTINUED>                                       000
<EXTRAORDINARY>                                      000
<CHANGES>                                            000
<NET-INCOME>                                         (5,109,931)<F7>
<EPS-BASIC>                                        (50.59)
<EPS-DILUTED>                                        000

<F1>Included in Receivables: Accounts receivable of $102,755 and Interest receivable of $8,624.
<F2>Included  in Total  Assets:  Prepaid  expenses of $21,095,  Tenant  security deposits of $95,105, Other assets of $210,395, Investments in Local Limited Partnerships of $15,789,285, Replacement reserves of $261,127, Operating reserve of $41,285, Deferred escrow of $112,500 and Deferred expenses, net of $219,416.
<F4>Included in Total Liabilities and Equity:  Accounts payable to affiliates of
$2,079,127, Accounts payable and accrued expenses of $574,773, Interest payable of $312,719, Note payable, affiliate of $514,968, Security deposits payable of $87,898, Deferred acquisition fees payable of $112,500, General Partner advances of $200,000, Mortgage notes payable of $7,832,127 and Minority interest in Local Limited Partnerships of $886,727. <F5>Included in Total Revenue: Rental of $2,435,094, Investment of $49,563, Recovery of bad debt of $30,148 and Other of $463,083. <F6>Included in Other Expenses: Asset management fees of $385,702, General and Administrative of $361,002, Bad debt expense of $12,933, Property management fees of $138,452, Rental operations, exclusive of depreciation of $1,478,455, Provision for valuation of real estate of $1,693,514, Depreciation of $653,671 and Amortization of $178,783. <F7>Included in Net Loss: Equity in losses of Local Limited Partnerships of $3,090,983, Minority interest in losses of Local Limited Partnerships of $20,788, and Gain on transfer of assets of $645,018.

